Peoples Financial Services Corp. Announces Dividend and Common Stock Repurchase Plan


     A regular dividend of $0.16 per share was declared on November 2, 2000, payable on November 17, 2000, to shareholders of record on November 12, 2000. Year to date dividends of $0.46 compares to $0.38 in the previous year, an increase of over 21%.

     Net income for nine months in 2000 was $2,878,000 vs. $2,812,000 in 1999, an increase of 2.35%. Total assets increased 8.57% to $281,806,000 compared to $259,563,000 in 1999. The increase in deposits was 3.3% or $229,402,000 vs.
$222,071,000.  Net loans increased 14% to $166,112,000  compared to $145,665,000 in 1999.

     Asset quality continues to be very good with over three times coverage of non-performing loans by loan loss reserves. Actual charged-off loans are down almost 60% in comparison to 1999.

     Also in a related matter, the Board of Directors of Peoples Financial Services Corp. announced the approval of a plan to purchase, in open market and privately negotiated transactions, up to 50,000 shares of its outstanding common stock over the next 6-month period. In announcing the plan, John Ord, President of Peoples Financial Services Corp., stated that the Board of Directors believes the opportunity to purchase Peoples Financial Services Corp.'s common stock represents an attractive opportunity for the Company and its shareholders. The purchases are expected to be funded by using available excess capital.

     Peoples Financial Services Corp is the parent bank holding company of Peoples National Bank of Susquehanna County. Peoples National Bank has its headquarters in Hallstead PA and has four community offices located in Hallstead, Hop Bottom, Montrose, and Susquehanna in Susquehanna County. There are also three community offices in Wyoming County located in Nicholson, Tunkhannock, and Meshoppen.